AMENDMENT

TO THE

AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

ASSET ALLOCATION TRUST

The undersigned, constituting at least a majority of the Trustees of Asset Allocation Trust (the “Trust”), a Delaware statutory trust created and existing under an Agreement and Declaration of Trust, as amended and restated on March 17, 2004 (the “Declaration of Trust”), having determined that it is desirable and appropriate to amend Section 1 of Article IV of the Declaration of Trust pursuant to their authority under Section 3 of Article VIII of the Declaration of Trust, do hereby direct that this Amendment be filed with the records of the Trust and do hereby delete and replace in its entirety Section 1 of Article IV of the Declaration of Trust with the following:

Section 1.         Number, Election and Tenure.  The Trustees at the Trust’s inception were Laurence B. Ashkin, Charles A. Austin, III, K. Dun Gifford, James S. Howell, Leroy Keith, Jr., Gerald M. McDonnell, Thomas L. McVerry, David M. Richardson, Russell A. Salton, III, Michael S. Scofield, Richard J. Shima, and William W. Pettit (each, an “Initial Trustee”). The number of Trustees shall at all times be at least one and no more than such number as determined, from time to time, by the Trustees pursuant to Section 3 of this Article IV. Additional Trustees (each, a “New Trustee”) may be appointed by the Trustees to fill any vacancy, subject to the requirements of the 1940 Act, or may be elected by Shareholders at any meeting of Shareholders called by the Trustees for that purpose. Each Initial Trustee shall serve during the lifetime of the Trust or until he or she dies, resigns, has reached any mandatory retirement age as set by the Trustees, is declared bankrupt or incompetent by a court of appropriate jurisdiction, or is removed, or, if sooner, until the next meeting of Shareholders called for the purpose of electing Trustees and until the election and qualification of his or her successor. Each New Trustee shall serve for an initial term of three years, and, if thereafter re-appointed by at least two-thirds of the number of the Trustees then holding office or elected by Shareholders at any meeting of Shareholders called by the Trustees for that purpose, shall serve during the lifetime of the Trust or, in either case, until he or she dies, resigns, has reached any mandatory retirement age as set by the Trustees, is declared bankrupt or incompetent by a court of appropriate jurisdiction, or is removed, or, if sooner; until the next meeting of Shareholders called for the purpose of electing Trustees and until the election and qualification of his or her successor.  The Trustees may, by vote of at least two-thirds of the number of Trustees in office, in their absolute discretion waive the operation of the previous sentence (upon the initial election of a New Trustee in question or at any time during the initial term of a New Trustee), with the effect that a New Trustee may be appointed by the Trustees to serve for a term determined as if that person had already served an initial term of three years.  In the event that less than a majority of the Trustees holding office have been elected by the Shareholders, the Trustees then in office shall take such actions as may be necessary under applicable law for the election of Trustees. Any Trustee may resign at any time by written instrument signed by him or her and delivered to any officer of the Trust or to a meeting of the Trustees.  Such resignation shall be effective upon receipt unless specified to be effective at some other time.  Except to the extent expressly provided in a written agreement with the Trust, no Trustee resigning and no Trustee removed shall have any right to any compensation for any period following his or her resignation or removal, or any right to damages on account of such removal. The Shareholders may elect Trustees at any meeting of Shareholders called by the Trustees for that purpose.  Any Trustee may be removed at any meeting of Shareholders by a vote of two-thirds of the outstanding Shares of the Trust.

The foregoing amendment shall become effective upon its execution by a majority of the Trustees of the Trust.

[Signature Page Follows]

IN WITNESS WHEREOF, we have hereunto set our hands for ourselves and for our successors and assigns this 20 day of October, 2008.

/s/ Charles A. Austin, III	/s/ William W. Pettit
Charles A. Austin, III	William W. Pettit
Trustee and not individually	Trustee and not individually

/s/ K. Dun Gifford	/s/ David M. Richardson
K. Dun Gifford	David M. Richardson
Trustee and not individually	Trustee and not individually

/s/ Dr. Leroy Keith, Jr.	/s/ Dr. Russell A. Salton, III
Dr. Leroy Keith, Jr.	Dr. Russell A. Salton, III
Trustee and not individually	Trustee and not individually

/s/ Carol A. Kosel	/s/ Michael S. Scofield
Carol A. Kosel	Michael S. Scofield
Trustee and not individually	Trustee and not individually

/s/ Gerald M. McDonnell	/s/ Richard J. Shima
Gerald M. McDonnell	Richard J. Shima
Trustee and not individually	Trustee and not individually

/s/ Patricia B. Norris	/s/ Richard K. Wagoner
Patricia B. Norris	Richard K. Wagoner
Trustee and not individually	Trustee and not individually

THE PRINCIPAL PLACE OF BUSINESS

OF THE TRUST IS:

200 Berkeley Street

Boston, Massachusetts 02116